EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements 333-51043 on Form S-3 and Registration Statement Nos. 333-05951, 333-45729, 333-60231, 333-60233, 333-30154, 333-59644, 333-72228, 333-86902, 333-101920, and 333-111330 of JDA Software Group, Inc. on Form S-8 of our report dated March 14, 2005, relating to the financial statements of JDA Software Group, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 14, 2005